Exhibit 23.3


                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of V.F. Corporation of our report dated February 6, 2003 relating to the financial statements, which appears in V.F. Corporation's 2002 Annual report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended January 4, 2003. We also consent to the incorporation by reference of our report dated February 6, 2003 relating to the financial statements schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" and "Selected Financial Information" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dated:  November 10, 2003